Exhibit 31.2

COMPLIANCE STATEMENT

Reference is made to the Trust Agreement, between MS Structured Asset Corp., as Depositor and U.S. Bank National Association, as Trustee, as successor-in-interest to Bank of America, National Association, as Trustee, as successor by merger to LaSalle Bank National Association, as Trustee, for CBT Series 2003-1 Units Trust, dated September 25, 2003, together with Schedules I, II and III attached thereto, and the Standard Terms for Trust Agreements, between MS Structured Asset Corp., as Depositor and U.S. Bank National Association, as Trustee, as successor-in-interest to Bank of America, National Association, as Trustee, as successor by merger to LaSalle Bank National Association, as Trustee, dated September 25, 2003. Capitalized terms used herein and not defined shall have the meanings defined in the Trust Agreement and the Standard Terms for Trust Agreements.

In connection with the preparation and delivery of the annual report on Form 10-K of MS Structured Asset Corp. on behalf of CBT Series 2003-1 Units Trust for the fiscal year ending December 31, 2012 (“Fiscal Year”) and the certifications given by In-Young Chase with respect thereto, the undersigned hereby certifies that she is a duly elected Senior Vice President of U.S. Bank National Association (the “Trustee”) and further certifies in her capacity as such as follows:

1.
I have reviewed the reports on Form 8-K containing the reports to Unitholders included on Exhibit A for the year covered by this annual report of MS Structured Asset Corp., on behalf of CBT Series 2003-1 Units Trust;

2.
Based on my knowledge, the reporting information in the reports to Unitholders, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date that the distribution information was filed on Form 8-K;

3.	Based on my knowledge, the reporting information required to be provided in the reports to Unitholders under the Trust Agreement, is included in the reports to Unitholders;

4.
I am familiar with the operations of U.S. Bank National Association with respect to the CBT program and CBT Series 2003-1 Units Trust and the requirement imposed by the Trust Agreement, based on my knowledge, and except as disclosed in the reports to Unitholders, the Trustee has fulfilled its obligations under the Trust Agreement;

5.
Based on my knowledge, and except as disclosed in this Compliance Statement or the reports to Unitholders, there are no material legal proceedings with respect to the trust, involving the trust or U.S. Bank National Association as Trustee.

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By:              /s/ Kimberly O. Jacobs
Name:         Kimberly O. Jacobs
Title:           Senior Vice President
Date:           March 4, 2013

Exhibit A

CBT Trust No.:	Closing Date	Payment Dates	Form 8-K Filing Dates
CBT 2003-1	September 25, 2003	January 25, 2012 February 27, 2012 March 26, 2012 April 25, 2012 May 25, 2012 June 25, 2012 July 25, 2012 August 27, 2012 September 25, 2012 October 25, 2012 November 26, 2012 December 26, 2012	January 27, 2012 February 28, 2012 March 27, 2012 April 26, 2012 June 1, 2012 June 26, 2012 July 25, 2012 August 30, 2012 September 27, 2012 October 26, 2012 November 26, 2012 December 27, 2012